EXHIBIT 5.1

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

March 22, 2006

Inergy, L.P.

Two Brush Creek, Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel for Inergy, L.P., a Delaware limited partnership (the “Partnership”) and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange (the “Exchange Offer”) by the Partnership and Inergy Finance Corp., a Delaware corporation (“Finance Corp.”) of $200,000,000 aggregate principal amount of its 8 1/4% Senior Notes due 2016 (the “Outstanding Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Outstanding Notes and the Exchange Notes.

The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of January 17, 2006 (the “Indenture”), among the Partnership, Finance Corp., the Subsidiary Guarantors and U.S. Bank National Association, as Trustee. The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

(a)

When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, and (ii) the Guarantees of the Subsidiary Guarantors remain the valid and binding obligations of such subsidiaries, enforceable against the Partnership and each such Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

(b)	We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences” are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Outstanding Notes for the Exchange Notes.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Texas and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters” and “Material Federal Income Tax Consequences.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/    Vinson & Elkins L.L.P.